EXHIBIT 99.1

Blüm Holdings, Inc. Completes Sale of Blüm Santa Ana, Estimated $44.5 Million in Debt Elimination and $34 Million Gain

SANTA ANA, Calif., June 18, 2024 (GLOBE NEWSWIRE) -- Blum Holdings, Inc. (OTCQB: BLMH) (the “Company,” “Blüm Holdings,” “we” or “us”), a cannabis company with subsidiaries operating throughout California, announces a significant milestone in its ongoing strategic financial restructuring. On June 10, 2024, Unrivaled Brands, Inc. a wholly owned subsidiary of Blüm Holdings completed the sale (the “Disposition”) of its controlling membership interest in People’s First Choice LLC ("PFC") to Haven Nectar LLC (“Haven Nectar”). PFC owns and operates a cannabis retail dispensary campus in Santa Ana, California named Blüm Santa Ana.

Key Highlights of the Disposition

The Disposition marks a significant milestone in the Company’s strategic restructuring plan, which began in August 2022. Based on estimates included in the unaudited pro forma condensed consolidated financial statements for the period ended March 31, 2024 as filed with the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on June 14, 2024, key highlights of the Disposition and restructuring plan are included below:

1.	$24.8 Million Total Consideration: The consideration includes $9.00 million in cash and $15.84 million in assumption of liabilities.
2.

Debt Extinguishment: All of the cash generated in the Disposition was used to settle debt and litigation. The transaction has extinguished an estimated $44.46 million in liabilities, reducing Blüm Holdings' total debt by over 55%.

3.	Significant Financial Gain: The total estimated gain from the Disposition is $33.98 million, equivalent to $3.09 per common share.
4.

Estimated $90 Million in Total Liability Reduction: This transaction is part of Blüm Holdings' broader restructuring strategy, which has resulted in the reduction of total liabilities by an estimated $90 million since August 2022.

Sabas Carrillo, Chief Executive Officer of Blüm Holdings, reflected on the journey: "The sale of our Santa Ana store is a landmark achievement for Blüm Holdings, not only because of the financial gain but because it symbolizes the end of a challenging era. Our team has fought tirelessly, often under immense pressure with little resources, to steer the Company through litigation and restructuring."

Pursuant to a Trademark License Agreement, Blüm Santa Ana will continue to use the Blüm name in connection with PFC’s business for up to 18 months.

“We are immensely proud of the team which include AGMs, Inventory Managers, Drivers, and Guides at PFC who have made the Blüm Santa Ana store a remarkable asset,” Carrillo continued. “Their dedication, hard work, and the positive culture they have established have created a solid foundation for future success. This transaction isn't just about financial restructuring; it's about giving our teams the freedom and resources to excel. We believe the Blüm Santa Ana team now has a shot at the title of California's best, and the rest of our teams are poised to compete and thrive in a revitalized company.”

For further details on the Disposition, please refer to the Company’s Current Report on Form 8-K filed with the SEC on June 14, 2024.

About Blüm Holdings

Blüm Holdings is a leader in the cannabis sector. Our commitment to quality, innovation, and customer service makes us a trusted name in the cannabis industry, dedicated to shaping its future. Blüm Holdings, through its subsidiaries, operates leading dispensaries throughout California as well as several leading company-owned brands including Korova, known for its high potency products across multiple product categories, including the legendary 1000 mg THC Black Bar.

For more info, please visit: https://blumholdings.com.

Contact:

Jason Assad

LR Advisors LLC.

jassad@blumholdings.com

678-570-6791

Cautionary Language Concerning Forward-Looking Statements

Certain statements contained in this communication regarding matters that are not historical facts, are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. These include statements regarding management's intentions, plans, beliefs, expectations, or forecasts for the future, and, therefore, you are cautioned not to place undue reliance on them. Forward-looking information in this news release includes statements regarding the growth of the Company’s business as a result of the Disposition.  No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by law. The Company uses words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “guidance,” and similar expressions to identify these forward-looking statements that are intended to be covered by the safe-harbor provisions of the PSLRA. Such forward-looking statements are based on the Company’s expectations and involve risks and uncertainties; consequently, actual results may differ materially from those expressed or implied in the statements due to a number of factors.

New factors emerge from time-to-time and it is not possible for the Company to predict all such factors, nor can the Company assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. These risks, as well as other risks associated with the combination, will be more fully discussed in the Company’s reports with the SEC. Additional risks and uncertainties are identified and discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed from time to time with the SEC. Forward-looking statements included in this release are based on information available to the Company as of the date of this release. The Company undertakes no obligation to update such forward-looking statements to reflect events or circumstances after the date of this release.